Exhibit 99.1

Gener8 Maritime, Inc. Announces Third Quarter 2016 Financial Results

New York, NY, November 14, 2016 — Gener8 Maritime, Inc. (NYSE: GNRT) (“Gener8 Maritime” or the “Company”), a leading U.S.-based provider of international seaborne crude oil transportation services, today announced its financial results for the three and nine months ended September 30, 2016.

Highlights

•                  Recorded net income / (loss) of $(37.4) million, or $(0.45) basic and diluted earnings per share, for the three months ended September 30, 2016, compared to $33.2 million or $0.41 basic and $0.40 diluted earnings per share for the same period in the prior year.  Recorded adjusted net income / (loss) of $(0.7) million, or $(0.01) basic and diluted adjusted earnings per share, for the three months ended September 30, 2016, compared to $37.3 million or $0.46 basic and $0.45 diluted earnings per share for the same period in the prior year.

•                  Increased vessel operating days by 42.0% to 3,157 in the three months ended September 30, 2016 compared to 2,224 in the same period in the prior year.

•                  Took delivery of four “ECO” newbuilding VLCCs, the Gener8 Chiotis, the Gener8 Macedon, the Gener8 Perseus and the Gener8 Oceanus, during the third quarter of 2016 and the Gener8 Miltiades and Gener8 Noble subsequent to the end of the quarter.

•                  Sold the 2001-built VLCC tankers Genmar Vision and Genmar Victory for gross proceeds of $28.0 million and $29.0 million, respectively, and prepaid $38.8 million of debt associated with the two vessels.

“In the third quarter, we continued our fleet renewal program with the sale of two 2001-built VLCCs.  At the same time, we expanded our fleet with the delivery of four “ECO” VLCCs in the third quarter and two more in the fourth quarter,” said Peter Georgiopoulos, Chairman and Chief Executive Officer of Gener8 Maritime.  “Following the completion of our newbuilding program expected early next year, the DWT-weighted average age of our fleet will be 5.9 years, and our VLCCs will have an average age of just 3.1 years, giving us the youngest and most modern VLCC fleet among our public company peers.  One of the key advantages of our “ECO” design vessels is increased fuel efficiency, which was a positive driver of the TCE rates we achieved in the third quarter in a relatively weak rate environment.  We believe this advantage will become more pronounced once the International Maritime Organization (“IMO”) mandate to reduce sulphur content of marine fuel by approximately 85% goes into effect.  This mandate — a landmark decision for the protection of our environment — could result in a doubling of the price of marine fuel and will have a dramatic effect on the shipping industry.  Under the IMO mandate, the expected cost savings attributable to our fuel-efficient vessels is expected to increase, furthering our competitive position in the market and increasing the premium charter rate for “ECO” VLCCs.”

Leo Vrondissis, Chief Financial Officer, added, “Following the delivery of the Gener8 Noble on November 7, 2016, 17 of the 21 “ECO” VLCCs from our newbuilding program have been delivered. Coincident with these deliveries, our daily direct operating expenses have declined for four consecutive quarters, highlighting one of the benefits of operating a young, modern fleet that requires less maintenance and repairs. Additionally, in conjunction with the sales of the Genmar Vision and Genmar Victory we prepaid $38.8 million of debt in the third quarter, which will have a positive effect on our interest expense going forward.”

Fleet Performance

The average TCE rates earned by Gener8 Maritime’s vessels are detailed below:

Gener8 Maritime Average Daily TCE Rates(1)

	Three Months Ended
	Sep-16	Sep-15
VLCC
Average Spot TCE Rate	$27,493	$55,847
Average Time Charter TC Rate	N/A	$36,154

SUEZMAX
Average Spot TCE Rate	$18,281	$32,497
Average Time Charter TC Rate	N/A	$18,983

AFRAMAX
Average Spot TCE Rate	$12,549	$25,742
Average Time Charter TC Rate	N/A	N/A

PANAMAX
Average Spot TCE Rate	$11,259	$17,386
Average Time Charter TC Rate	N/A	N/A

HANDYMAX
Average Spot TCE Rate	N/A	$15,647
Average Time Charter TC Rate	N/A	N/A

FULL FLEET
Average Spot TCE Rate	$21,887	$35,609
Average Time Charter TC Rate	N/A	$33,582
FULL FLEET TCE Rate	$21,887	$35,422

(1)           Time Charter Equivalent, or “TCE,” is a measure of the average daily revenue performance of a vessel. The Company calculates TCE by dividing net voyage revenue by total operating days for its fleet. Net voyage revenues are voyage revenues minus voyage expenses. The Company evaluates its performance using net voyage revenues. The Company believes that presenting voyage revenues, net of voyage expenses, neutralizes the variability created by unique costs associated with particular voyages or deployment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by its vessels. Please refer to the tables at the end of this release for a reconciliation of TCE and net voyage revenues to voyage revenues.  Spot TCEs include all spot voyages for the Company’s vessels, including those that were in Navig8 pools.

Summary Results for the Three Months Ended September 30, 2016

The Company’s net income / (loss) for the three months ended September 30, 2016 was $(37.4) million, or $(0.45) basic and diluted earnings per share, compared to net income of $33.2 million, or $0.41 basic and $0.40 diluted earnings per share, for the same period in the prior year.

The Company recorded adjusted net income / (loss) of $(0.7) million, or $(0.01) basic and diluted adjusted earnings per share, for the three months ended September 30, 2016, compared to adjusted net income of $37.3 million, or $0.46 basic and $0.45 diluted adjusted earnings per share, for the same period in the prior year.  Please refer to the tables at the end of this release for a reconciliation of adjusted net income to net income.

Adjusted EBITDA for the three months ended September 30, 2016 decreased by $13.4 million to $34.9 million compared to $48.3 million for the same period in the prior year. Please refer to the tables at the end of this release for a reconciliation of adjusted EBITDA to net income.

The average daily spot TCE rates obtained by the Company’s VLCC fleet, including its vessels that were within Navig8 pools, was $27,493 for the three months ended September 30, 2016, a decrease of $28,354, or 50.8%, from the same period in the prior year. During the three months ended September 30, 2016, the Company’s “ECO” VLCC fleet earned an average daily TCE of $28,471, and the Company’s non-”ECO” VLCC fleet earned an average daily TCE of $25,199. The average daily TCE rate obtained by the Company on a full-fleet basis decreased by $13,535, or 38.2%, to $21,887 for the three months ended September 30, 2016 compared to $35,422 for the prior year period.

Net Voyage Revenues

Voyage revenues decreased by $17.0 million, or 19.1%, to $72.3 million for the three months ended September 30, 2016, compared to $89.3 million for the prior year period. Voyage expenses decreased by $7.3 million, or 70.0%, to $3.2 million for the three months ended September 30, 2016 compared to $10.5 million for the prior year period.

The majority of the vessels in our fleet were deployed in pools managed by Navig8 Group as of September 30, 2016.  Revenues from these pools are distributed on a net basis after deduction of voyage expenses, which are the responsibility of the pools, and certain administrative expenses.  This reduces voyage revenues compared to spot charter revenues.  As of September 30, 2016, we had 35 owned vessels in the Navig8 pools, which includes four additional newbuilding vessels that were deployed into the Navig8 pools during the three months ended September 30, 2016.

Our Navig8 pool revenues  increased by $9.5 million, or 17.0%, to $65.5 million for the three months ended September 30, 2016, compared to $56.0 million during the prior year period. This increase was primarily the result of an increase in our vessel operating days in Navig8 pools of 1,476 days, to 2,944 days for the three months ended September 30, 2016 compared to 1,468 days during the prior year period. The increase in vessel operating days resulted in an increase in Navig8 pool revenues of approximately $32.9 million during the three months ended September 30, 2016 compared to the prior year period. The increase in Navig8 Pool revenues was partially offset by a decline in our average daily Navig8 pool charter hire rates, which decreased by $15,910, or 41.7%, to $22,255 for the three months ended September 30, 2016 compared to $38,165 for the prior year period. In this press release, we use charter hire rates as a measure of the average daily revenue performance of a vessel on a per voyage basis determined by dividing voyage revenue by total operating days for the applicable fleet. The decline in our average daily Navig8 pool charter hire rates resulted in a decrease in Navig8 pool revenues of approximately $23.3 million for the three months ended September 30, 2016 compared to the prior year period.

The decreases in our time charter and spot charter revenues of $6.9 million and $19.7 million, to $0 million and $6.7 million, respectively, for the three months ended September 30, 2016, compared to $6.9 million and $26.4 million, respectively, for the prior year period, were primarily the result of the recent sales of the Genmar Victory and Genmar Vision and the transition of our vessels into the Navig8 pools. Contributing to the decrease in spot charter revenues was a decline in our average daily spot charter hire rates, which decreased by $16,241, or 34.0%, to $31,596 for the three months ended September 30, 2016, compared to $47,837 for the prior year period. In addition, the $7.3 million decrease in our voyage expenses to $3.2 million for the three months ended September 30, 2016, compared to $10.5 million for the prior year period, was primarily the result of the transition of our vessels from the spot market into the Navig8 pools.

Net voyage revenues decreased by $9.7 million, or 12.3%, to $69.1 million for the three months ended September 30, 2016 compared to $78.8 million for the prior year period.  The decrease in net voyage revenues was primarily attributable to lower average daily TCE rates achieved in the current period. The decrease in net voyage revenue was partially offset by an increase in our vessel operating days following the delivery of additional VLCC newbuildings during the three months ended September 30, 2016.

Direct Vessel Operating Expenses

Direct vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs for owned vessels, increased by $6.5 million, or 31.4%, to $27.0 million for the three months ended September 30, 2016 compared to $20.5 million for the prior year period.

The increase in direct vessel operating expenses in the current period was primarily related to the increase in our fleet size and partially offset by decreases in daily direct vessel operating expenses per vessel of $222, or 2.6%, to $8,322 per day for the three months ended September 30, 2016 compared to $8,544 per day for the prior year period, primarily as a result of lower operating costs, including crew costs, insurance and other costs, associated with our newly delivered vessels.

General and Administrative Expenses

General and administrative expenses decreased by $1.1 million, or 13.1%, to $7.1 million for the three months ended September 30, 2016, compared to $8.2 million in the prior year period. The decrease was primarily  the result of a decrease in legal and professional expenses of $1.3 million, or 47.0% to $1.5 million, compared to $2.8 million in the prior year period. This decrease was partially offset by non-employee directors compensation of $0.3 million recorded during the three months ended September 30, 2016 that did not occur in the prior year period.

Depreciation and Amortization

Depreciation and amortization, which includes depreciation of vessels as well as amortization of drydock and special survey costs, increased by $11.5 million, or 99.3%, to $23.1 million for the three months ended September 30, 2016 compared to $11.6 million for the prior year period. Vessel depreciation increased by $10.7 million, or 106.8%, to $20.8 million for the three months ended September 30, 2016 compared to the prior year period, while amortization of drydocking costs increased by $0.8 million, or 63.6%, to $2.0 million during the three months ended September 30, 2016 compared to the prior year period. The increase in vessel depreciation and amortization of drydocking costs was primarily due to the increase in our fleet size and the additional drydocking costs incurred during the three months ended September 30, 2016 compared to the prior year period.

Goodwill Impairment

For the three months ended September 30, 2016, we recorded a goodwill impairment of $26.3 million, including $3.0 million of related goodwill in connection with the sales of the Genmar Victory and Genmar Vision.

Loss on Vessel Disposal, Net

During the three months ended September 30, 2016, we incurred losses associated with the disposal of vessels and certain vessel equipment of $10.8 million, primarily related to the sale of the Genmar Victory and the Genmar Vision.

Interest Expense, net

Interest expense, net increased by $13.5 million to $13.7 million for the three months ended September 30, 2016 compared to $0.2 million for the prior year period. The increase was primarily attributable to the decrease in capitalized interest of $5.8 million, or 46.4%, to $6.7 million compared to $12.5 million for the prior year period, related to the funding of the acquisition of our VLCC newbuildings. Capitalized interest results in a reduction of interest expense, net. We do not capitalize interest expense associated with the funding of our VLCC newbuildings after delivery of the vessels. Contributing to the increase in interest expense, net during the three months ended September 30, 2016, was an increase in interest expense associated with our credit facilities and senior notes of $3.0 million, or 42.6%, to $10.1 million compared to $7.1 million for the prior year period due to an increase in outstanding borrowings. In addition, during the three months ended September 30, 2016, we recorded $1.4 million related to interest rate swaps settlements as interest expense, net. Also contributing to the increase in interest expense, net were increases in amortization of deferred financing costs of $2.4 million and in commitment fees of $0.4 million for the three months ended September 30, 2016 compared to the prior year period. We incurred these additional deferred financing costs and commitment fees in connection with our entry into a refinancing credit facility that refinanced our former senior secured credit facilities, and the Amended Sinosure Credit Facility and the Korean Export Credit Facility, which we have used to fund a portion of the remaining installment payments due under our VLCC Newbuildings contracts.

Other (expense) income, net.

During the three months ended September 30, 2016, the Company’s interest rate swap agreements were highly effective; hedge ineffectiveness of $1.5 million which was recognized in earnings as other (expense) income, net during the three months ended June 30, 2016, was reversed due to increases in interest rates during the three months ended September 30, 2016.

Subsequent events

On October 25, 2016, the Company took delivery of the Gener8 Miltiades, a 2016-built VLCC newbuilding. Upon delivery, the Gener8 Miltiades entered into the VL8 Pool. As of October 25, 2016, the Company borrowed approximately $53.3 million under the Amended Sinosure Credit Facility to fund the delivery of the Gener8 Miltiades. The Company has made all shipyard installment payments and there is no outstanding payable balance in respect of the Gener8 Miltiades.

On November 7, 2016, the Company took delivery of the Gener8 Noble, a 2016-built VLCC newbuilding. Upon delivery, the Gener8 Noble entered into the VL8 Pool. As of November 7, 2016, the Company borrowed approximately $52.5 million under the Korean Export Credit Facility to fund the delivery of the Gener8 Noble. The Company has made all shipyard installment payments and there is no outstanding payable balance in respect of the Gener8 Noble.

Gener8 Maritime Fleet Profile (as of November 14, 2016)

Vessels on the Water

	Type	Vessel Name	DWT	Year Built	Employment
1	VLCC	Gener8 Noble	298,991	2016	VL8 Pool
2	VLCC	Gener8 Miltiades	301,038	2016	VL8 Pool
3	VLCC	Gener8 Oceanus	299,011	2016	VL8 Pool
4	VLCC	Gener8 Perseus	299,392	2016	VL8 Pool
5	VLCC	Gener8 Macedon	298,991	2016	VL8 Pool
6	VLCC	Gener8 Chiotis	300,973	2016	VL8 Pool
7	VLCC	Gener8 Constantine	299,011	2016	VL8 Pool
8	VLCC	Gener8 Andriotis	301,014	2016	VL8 Pool
9	VLCC	Gener8 Apollo	301,417	2016	VL8 Pool
10	VLCC	Gener8 Ares	301,587	2016	VL8 Pool
11	VLCC	Gener8 Hera	301,619	2016	VL8 Pool
12	VLCC	Gener8 Nautilus	298,991	2016	VL8 Pool
13	VLCC	Gener8 Success	300,932	2016	VL8 Pool
14	VLCC	Gener8 Supreme	300,933	2016	VL8 Pool
15	VLCC	Gener8 Athena	299,999	2015	VL8 Pool
16	VLCC	Gener8 Strength	300,960	2015	VL8 Pool
17	VLCC	Gener8 Neptune	299,999	2015	VL8 Pool
18	VLCC	Genmar Zeus	318,325	2010	VL8 Pool
19	VLCC	Gener8 Atlas	306,005	2007	VL8 Pool
20	VLCC	Gener8 Hercules	306,543	2007	VL8 Pool
21	VLCC	Gener8 Ulysses	318,695	2003	VL8 Pool
22	VLCC	Gener8 Poseidon	305,795	2002	VL8 Pool
23	Suezmax	Gener8 Spartiate	164,925	2011	Suez8 Pool
24	Suezmax	Gener8 Maniate	164,715	2010	Suez8 Pool
25	Suezmax	Gener8 Argus	159,999	2000	Suez8 Pool
26	Suezmax	Gener8 Spyridon	159,999	2000	Suez8 Pool
27	Suezmax	Gener8 Orion	159,992	2002	Suez8 Pool
28	Suezmax	Gener8 Horn	159,475	1999	Suez8 Pool
29	Suezmax	Gener8 Phoenix	153,015	1999	Suez8 Pool
30	Suezmax	Gener8 Harriet G	150,296	2006	Suez8 Pool
31	Suezmax	Gener8 Kara G	150,296	2007	Suez8 Pool
32	Suezmax	Gener8 St. Nikolas	149,876	2008	Suez8 Pool
33	Suezmax	Gener8 George T	149,847	2007	Suez8 Pool
34	Aframax	Gener8 Daphne	106,560	2002	V8 Pool
35	Aframax	Gener8 Elektra	106,560	2002	V8 Pool
36	Aframax	Gener8 Pericles	105,674	2003	V8 Pool
37	Aframax	Gener8 Defiance	105,538	2002	V8 Pool
38	Panamax	Gener8 Companion	72,749	2004	Spot
39	Panamax	Genmar Compatriot	72,749	2004	Spot
Vessels on the Water Total			8,952,486

Newbuildings

	Type	Vessel Name	DWT	Yard	Delivery Date
1	VLCC	Gener8 Theseus	300,000	HHI	Nov-16
2	VLCC	Gener8 Hector	300,000	HAN	Jan-17
3	VLCC	Gener8 Ethos	300,000	HHI	Feb-17
4	VLCC	Gener8 Nestor	300,000	HAN	Mar-17
	Newbuildings Total		1,200,000

Financial Information

Consolidated Statements of Operations for the Three and Nine Months ended September 30, 2016 and 2015

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
VOYAGE REVENUES:
Navig8 pool revenues	$65,529	$56,001	$270,960	$60,213
Time charter revenues	—	6,932	9,278	21,648
Spot charter revenues	6,730	26,358	22,023	245,312
Total voyage revenues	72,259	89,291	302,261	327,173
Voyage expenses	3,159	10,527	9,710	93,203
Net voyage revenues	69,100	78,764	292,551	233,970

OPERATING EXPENSES:
Direct vessel operating expenses	26,980	20,539	77,041	62,583
Navig8 charterhire expenses	19	4,688	3,240	7,287
General and administrative	7,128	8,200	22,240	28,144
Depreciation and amortization	23,118	11,600	60,622	33,610
Goodwill impairment	26,291	—	26,291	—
Loss on disposal of vessels, net	10,756	101	10,177	248
Closing of Portugal office	—	146	—	507
Total operating expenses	94,292	45,274	199,611	132,379

OPERATING (LOSS) INCOME	$(25,192)	$33,490	$92,940	$101,591

OTHER EXPENSES:
Interest expense, net	(13,699)	(193)	(31,355)	(11,133)
Other financing costs	(2)	—	(8)	(6,040)
Other income (expense), net	1,542	(69)	(75)	(370)
Total other expenses	(12,159)	(262)	(31,438)	(17,543)
NET (LOSS) INCOME	$(37,351)	$33,228	$61,502	$84,048

(LOSS) INCOME PER COMMON SHARE
Basic	$(0.45)	$0.41	$0.74	$1.50
Diluted	$(0.45)	$0.40	$0.74	$1.49

Selected Balance Sheet Data

	September 30,	December 31,
BALANCE SHEET DATA, at end of period	2016	2015
(Dollars in thousands)
Cash & cash equivalents	$100,046	$157,535
Current assets, including cash	162,391	258,128
Total assets	2,841,076	2,389,746
Current liabilities, incl. current portion of LTD	216,829	268,615
Current portion of LTD	171,983	135,367
Total LTD, incl. current portion, excl. discount and deferred financing costs(1)	1,447,731	957,054
Shareholders’ equity	1,405,522	1,347,761

(1)         Please refer to the tables at the end of this release for a reconciliation to total long-term debt

Reconciliation Tables

EBITDA represents net income (loss) plus net interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the items set forth in the table below, which represent certain non-cash, one-time and other items that the Company’s believes are not indicative of the ongoing performance of its core operations. Adjusted Net Income represents Net Income adjusted to exclude the same non-cash, one-time and other items, as well as commitment fees. EBITDA, Adjusted EBITDA and Adjusted Net Income are included in this presentation because they are used by management and certain investors as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted Net Income are used by analysts in the shipping industry as common performance measures to compare results across peers. EBITDA, Adjusted EBITDA and Adjusted Net Income are not items recognized by accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered in isolation or used as alternatives to net income, operating income, cash flow from operating activity or any other indicator of the Company’s operating performance or liquidity required by GAAP. The Company’s presentation of EBITDA, Adjusted EBITDA and Adjusted Net Income is intended to supplement investors’ understanding of its operating performance by providing information regarding its ongoing performance that exclude items the Company believes do not directly affect its core operations and enhancing the comparability of its ongoing performance across periods. The Company presents Adjusted EBITDA and Adjusted Net Income in addition to EBITDA and Net Income because Adjusted EBITDA and Adjusted Net Income eliminate the impact of additional non-cash, one-time and other items not associated with the ongoing performance of its core operations, including charges associated with stock-based compensation, gains and losses on the sale of vessels and costs associated with its financing activities, that the Company believes further reduce the comparability of the ongoing performance of its core operations across periods. The Company’s management considers EBITDA, Adjusted EBITDA and Adjusted Net Income to be useful to investors because such performance measures provide information regarding the profitability of its core operations and facilitate comparison of its operating performance to the operating performance of the Company’s peers. Additionally, the Company’s management uses EBITDA, Adjusted EBITDA and Adjusted Net Income as performance measures and they are also presented for review at the Company’s board meetings. While the Company believes these measures are useful to investors, the definitions of EBITDA, Adjusted EBITDA and Adjusted Net Income used here may not be comparable to similar measures used by other companies. In addition, these definitions are also not the same as the definition of EBITDA, Adjusted EBITDA and Adjusted Net Income used in the financial covenants in the Company’s debt instruments. During the three months ended September 30, 2016, the Company excluded from Adjusted EBITDA and Adjusted Net Income Goodwill impairment because these are non-cash expenses that the Company does not believe reflect the ongoing performance of its core operations across periods. In addition, during the three months ended September 30, 2016, the Company excluded from Adjusted EBITDA and Adjusted Net Income Non-cash G&A expenses, excluding stock-based compensation expense, to conform its presentation to the Adjusted EBITDA presentation in the Company’s 2015 Annual Report on Form 10-K.

Please see below for a reconciliation of the following adjusted amounts to Net Income (dollars in thousands)

	Three Months Ended		Nine Months Ended
	Sep-16	Sep-15	Sep-16	Sep-15
Net (Loss) Income	$(37,351)	$33,228	$61,502	$84,048

+ Goodwill Impairment	26,291	—	26,291	—
+ Stock-based compensation expense	1,444	1,543	4,299	11,608
+ Loss on disposal of vessels, net	10,756	101	10,177	248
+ Closing of Portugal office	—	146	—	507
+ Other financing costs	2	—	8	6,040
+ Non-recurring professional fees related to interest rate swaps	—	—	327	—
+ Commitment Fees	1,235	808	4,547	808
+ Impact of interest rate swaps fair value	(1,560)	—	—	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(1,504)	1,522	(2,389)	3,408
Net (Loss) Income, adjusted	$(687)	$37,348	$104,762	$106,667

Weighted average shares outstanding, basic, in thousands	82,682	81,758	82,681	56,207
Weighted average shares outstanding, diluted, in thousands	82,682	82,480	82,681	56,448

Basic net (loss) income per share, adjusted	$(0.01)	$0.46	$1.27	$1.90
Diluted net (loss) income per share, adjusted	$(0.01)	$0.45	$1.27	$1.89

	Three Months Ended		Nine Months Ended
	Sep-16	Sep-15	Sep-16	Sep-15
Net (Loss) Income	$(37,351)	$33,228	$61,502	$84,048
+ Interest expense, net	13,699	193	31,355	11,133
+ Depreciation and amortization	23,118	11,600	60,622	33,610
EBITDA	$(534)	$45,021	$153,479	$128,791

+ Goodwill Impairment	26,291	—	26,291
+ Stock-based compensation expense	1,444	1,543	4,299	11,608
+ Loss on disposal of vessels, net	10,756	101	10,177	248
+ Closing of Portugal office	—	146	—	507
+ Other financing costs	2	—	8	6,040
+ Non-recurring professional fees related to interest rate swaps	—	—	327	—
+ Impact of interest rate swaps fair value	(1,560)	—	—	—
+ Non-cash G&A expenses, excluding stock-based compensation (1)	(1,504)	1,522	(2,389)	3,408
EBITDA, adjusted	$34,895	$48,333	$192,192	$150,602

(1) Non-cash G&A expenses, excluding stock-based compensation expense, include accounts receivable reserves, amortization of lease assets that were recorded in connection with fresh start accounting and amortization of straight line rent expense. The presentation of prior year amounts have been conformed to the current year presentation.

Long-term debt reconciliation table

Please see below for a reconciliation of the following adjusted amounts to long-term debt (dollars in thousands)

	September 30,	December 31,
Reconciliation of total long-term debt	2016	2015
Long-term debt	$1,275,748	$821,687
Current portion of long-term debt	171,983	135,367
Total long-term debt, incl. current portion, excl. discount and deferred financing costs	$1,447,731	$957,054

Net Voyage Revenue & Operating Days Reconciliation Tables

Gener8 Maritime Net Voyage Revenue & Operating Days

	Three Months Ended
(Dollars in thousands, except Operating Days data)	Sep-16	Sep-15
VLCC
ECO Fleet Net Voyage Revenue	$32,007
ECO Fleet Operating Days	1,124
Non-ECO Fleet Net Voyage Revenue	$12,078
Non-ECO Fleet Operating Days	479
Spot Charter & Navig8 Pool Net Voyage Revenues	$44,085	$31,150
Spot Charter & Navig8 Pool Operating Days	1,603	558
Time Charter Revenue	$—	$6,291
Time Charter Operating Days	—	174
SUEZMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$18,414	$26,875
Spot Charter & Navig8 Pool Operating Days	1,007	826
Time Charter Revenue	$—	$582
Time Charter Operating Days	—	31
AFRAMAX
Spot Charter & Navig8 Pool Net Voyage Revenues	$4,545	$9,245
Spot Charter & Navig8 Pool Operating Days	362	360
PANAMAX
Spot Charter Revenue	$2,072	$3,182
Spot Operating Days	184	183
HANDYMAX
Spot Charter Revenue	$(16)	$1,439
Spot Operating Days	—	92

Gener8 Maritime Full Fleet Net Voyage Revenues

	Three Months Ended
(Dollars in thousands)	Sep-16	Sep-15
Total Voyage Revenues	$72,259	$89,291
Total Voyage Expenses	3,159	10,527
Total Net Voyage Revenues	$69,100	$78,764

Conference Call Information

A conference call to discuss the results will be held today, November 14, 2016 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-844-802-2435, or for international callers, 1-412-317-5128, and requesting to be joined into the Gener8 Maritime call.  A replay will be available at 11:00 a.m. ET and can be accessed by dialing 1-877-344-7529 or for international callers, 1-412-317-0088. The pass code for the replay is 10096336. The replay will be available until November 24, 2016.

A live webcast of the conference call will also be available under the Investor Relations section at www.gener8maritime.com. The Company plans to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

About Gener8 Maritime

As of November 14, 2016, Gener8 Maritime has a fleet of 43 wholly-owned vessels comprised of 26 VLCCs, including four newbuildings, 11 Suezmaxes, four Aframaxes, and two Panamax tankers.  On a fully-delivered basis, Gener8 Maritime’s fleet has a total carrying capacity of approximately 10.2 million deadweight tons (“DWT”) and an average age of less than 6 years on a DWT basis. Gener8 Maritime is incorporated under the laws of the Marshall Islands and headquartered in New York.

Website Information

The Company intends to use its website, www.gener8maritime.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in its website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (the “SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Investor Alerts” link in the Investors section of the Company’s website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document the Company files with or furnish to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not historical facts and are based on management’s current beliefs, expectations, estimates and projections about future events, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) loss or reduction in business from the significant customers of the Company’s or of the commercial pools in which the Company participates; (ii) changes in the values of the Company’s vessels, newbuildings or other assets; (iii) the failure of the Company’s significant customers, shipyards, pool managers or technical managers to perform their obligations owed to the Company; (iv) the loss or material downtime of significant vendors and service providers; (v) the Company’s failure, or the failure of the commercial managers of any pools in which the Company’s vessels participate, to successfully implement a profitable chartering strategy; (vi) termination or change in the nature of the Company’s relationship with any of the commercial pools in which it participates; (vii) changes in demand for the Company’s services; (viii) a material decline or prolonged weakness in rates in the tanker market; (ix) changes in production of or demand for oil and petroleum products, generally or in particular regions; (x) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (xi) adverse weather and natural disasters, acts of piracy, terrorist attacks and international hostilities and instability; (xii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (xiii) actions taken by regulatory authorities; (xiv) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which the Company or any of its vessels may be subject; (xv) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xvi) any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 or other applicable regulations relating to bribery; (xvii) the highly cyclical nature of the oil-shipping industry; (xviii) changes in the typical seasonal variations in tanker charter rates; (xix) changes in the cost of other modes of oil transportation; (xx) changes in oil transportation technology; (xxi) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xxii)

changes in general political conditions; (xxiii) the adequacy of insurance to cover the Company’s losses, including in connection with maritime accidents or spill events; (xxiv) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); (xxv) changes in the itineraries of the Company’s vessels; (xxvi) adverse changes in foreign currency exchange rates affecting the Company’s expenses; (xxvii) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire vessels and borrow under its existing financing arrangements; (xxviii) the effect of the Company’s indebtedness on its ability to finance operations, pursue desirable business operations and successfully run its business in the future; (xxix) financial market conditions; (xxx) sourcing, completion and funding of financing on acceptable terms; (xxxi) the Company’s ability to generate sufficient cash to service its indebtedness and comply with the covenants and conditions under the Company’s debt obligations; (xxxii) the impact of electing to take advantage of certain exemptions applicable to emerging growth companies; and (xxxiii) other factors listed from time to time in the Company’s filings with SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its subsequent reports on Form 10-Q and Form 8-K. Accordingly the reader is cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Leonidas J. Vrondissis

Gener8 Maritime, Inc.

+1 (212) 763-5633

ir@gener8maritime.com